Exhibit 99.1

NEWS RELEASE
February 26, 2018

For further information, contact:
Kirk J. Meche    David S. Schorlemer
Chief Executive Officer    Chief Financial Officer
713-714-6100    713-714-6100

GULF ISLAND FABRICATION
REPORTS FOURTH QUARTER RESULTS

HOUSTON, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net loss of $24.3 million ($1.63 diluted loss per share) on revenue of $37.3 million for its fourth quarter ended December 31, 2017, compared to a net loss of $3.6 million ($0.24 diluted loss per share) on revenue of $55.5 million for the fourth quarter ended December 31, 2016. For the years ended December 31, 2017 and 2016, the Company reported a net loss of $44.8 million ($3.02 diluted earnings per share) on revenue of $171.0 million compared to net income of $3.5 million ($0.24 diluted earnings per share) on revenue of $286.3 million, respectively.

The Company had a revenue backlog of $222.6 million and a labor backlog of approximately 1.5 million hours at December 31, 2017, including commitments received through February 26, 2018, compared to a revenue backlog of $133.0 million and a labor backlog of 1.3 million hours reported as of December 31, 2016. We expect to recognize revenue from our backlog of approximately $158.1 million and $56.6 million during the years 2018 and 2019, respectively.

	December 31, 2017	December 31, 2016
	(in thousands)
Cash and cash equivalents	$8,983	$51,167
Total current assets	179,164	113,360
Property, plant and equipment, net	88,899	206,222
Total assets	270,840	322,408
Total current liabilities	48,665	35,348
Total debt	—	—
Total shareholders’ equity	$219,493	$263,032

Kirk Meche, the Company's President and CEO, commented, "As predicted, 2017 was a challenging year for us as it relates to financial performance. Compounded with low oil and gas market needs for our core products, we incurred fourth quarter cost overruns and schedule delays on our MSPV project for one of our customers. These vessels are some of the most technologically-advanced vessels in their class. The cost overruns relate primarily to complexities with the installation of the power and communications systems, and our revised estimated delivery dates of the vessels extend beyond the contractual delivery dates. With this, we have reduced our contract price by the maximum amount of liquidated damages totaling $11.2 million for the quarter, and we have increased our estimated costs to complete these vessels by $11.3 million. We continue to work with this customer to successfully deliver the vessels in compliance with the contract and applicable rules and regulations. Also contributing to the losses were fourth quarter non-cash impairments of $7.3 million. Despite our losses for 2017, we are working to diversify the Company to provide continued growth in the future."

Our immediate liquidity remains dependent on our cash on hand, availability of future drawings from our $40 million credit facility and collections of accounts receivable. In the first quarter of 2018, we drew $10.0 million under our revolving credit facility and as of February 23, 2018, we had approximately $9.0 million in cash.

The Company is implementing several strategies to diversify the business, increase backlog, reduce operating expenses and monetize assets. Our fabrication yards in Texas and associated equipment, with a combined net book value of $102.7 million, are held for sale. We expect to sell equipment throughout the year and the Texas South Yard (located in Ingleside, Texas), which is currently subject to a purchase option agreement, during the 1st half of 2018. The Texas North Yard (located in Aransas Pass,

Texas) is also currently held for sale. We can provide no assurances that we will be successful in selling these assets. If we are unsuccessful in selling these assets, we could be forced to rely on our line of credit as our primary source of liquidity, or make significant cuts in operating expenses.

We amended our credit facility on February 26, 2018, to lower the minimum tangible net worth covenant requirement to $185.0 million, an action necessary to avoid a potential breach of the covenant by the end of 2018. If we breach any of our covenants under our credit facility, repayment of any amounts borrowed could be accelerated when we potentially would not have the liquidity to do so. If this were to happen, we would be required to seek additional financing at higher capital costs, significantly curtail our operations, defer execution of our strategy, sell assets at discounted prices, or a combination of the above.

Our Board of Directors has elected to suspend our quarterly dividend of $0.01 per share consistent with our effort to conserve cash. Future declaration and payment of dividends, if any, is at the discretion of our Board and will depend on our liquidity position, future working capital requirements and other factors deemed relevant by the Board.

Industry conditions remain challenged. Oil and gas producers are not expected to increase offshore drilling, platform construction or production maintenance activity in the near term, and we do not anticipate any significant near term improvement as it relates to offshore investment and related project activity as producers focus on land-based oil and gas production through newly discovered shale plays. Accordingly, we are focused on projects outside of the upstream oil and gas sector.

•
The Company was recently notified by SeaOne Caribbean, LLC (“SeaOne”) that it was selected as the prime contractor for the engineering, procurement, construction, installation, commissioning and start-up, also known as EPCIC/S, for their CGL Caribbean Fuels Supply Project (the "SeaOne Project”). This project will include execution of engineering, construction and installation of modules for an export facility in Gulfport, Mississippi, and import facilities in the Caribbean and South America. SeaOne’s selection of the Company is non-binding and commencement of the project remains subject to a number of conditions, including agreement on the terms of the engagement with SeaOne. We have created our EPC Division to manage this project and any future projects that are similar to it. The SeaOne project is expected to start mid-2018 with construction projected to start later during the fourth quarter of 2018 or in early 2019.

•
Within our Fabrication division, we have increased our business development focus on petrochemical plant module work, alternative energy fabrication projects and other projects that are less susceptible to fluctuations in oil and gas prices and that may actually benefit in the longer term from reliable, lower cost commodity prices. We recently delivered complex modules for the construction of a new ethane cracker petrochemical plant in Lake Charles, Louisiana, and we expect to perform a portion of the significant fabrication work under the SeaOne Project if it proceeds.

•
Opportunities for our Shipyards division remain largely outside of the oil and gas sector including some government contracts. Our Shipyards division has recently been awarded contracts for the construction of eight harbor tugs, one research vessel for Oregon State University (with the option for two more research vessels) and an ice-class, z-drive tug for a customer in the northeast.

•
Opportunities for our Services division have seen some recent improvement. For example, we have secured some offshore platform facility expansion work, which entails the onshore fabrication of structural and production components as well as offshore installation and hook-up scopes of work, and some onshore plant expansions and maintenance programs.

Despite the challenges we faced during 2017, there were notable achievements as well.

•
We successfully resolved our dispute with a customer within our Shipyards division during the fourth quarter of 2017. The customer accepted delivery of the first of two vessels less a reduction in the amounts owed under each contract of $233,000 related to discrepancies of dead weight tonnage. We also recommenced construction of the second vessel to be delivered in 2018.

•
On December 20, 2017, we granted an exclusive option to a third party for the purchase our Texas South Yard (located in Ingleside, Texas) for a purchase price of $55.0 million.  This option runs through April 25, 2018, which may be extended through May 25, 2018, if proper written notice and additional earnest monies are provided.

We continue to actively compete for additional bidding opportunities and believe we will be successful in obtaining new, additional backlog awards in 2018 and 2019; however, management believes that even if we are successful in obtaining these awards there is an expected lag of several months before these awards will result in project work at our facilities. While we have been successful in obtaining new backlog in recent months, primarily in our Shipyards and Services divisions, these backlog awards were received during a period of competitive pricing with low margins. Revenue from these awards will not be realized until later in 2018 and beyond.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Tuesday, February 27, 2018, at 9:00 a.m. central time (10:00 a.m. eastern time) to discuss the Company’s financial results for the quarter and year ended December 31, 2017. The call is accessible by webcast (www.gulfisland.com). Participants may also join the conference call by dialing 1.800.289.0438 and requesting the “Gulf Island” conference call. A digital replay of the call will be available from a link on our website two hours after the call and ending March 6, 2018.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation and alternative energy projects and shipping and marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. The Company recently completed the fabrication of complex modules for the construction of a new ethane cracker petrochemical plant, completed a newbuild construction of a technologically-advanced offshore support vessel and is completing another along with two multi-purpose service vessels. In 2015, the Company fabricated wind turbine pedestals for the first offshore wind power project in the United States. The Company also constructed one of the largest lift boats servicing the Gulf of Mexico ("GOM"), one of the deepest production jackets in the GOM and the first SPAR fabricated in the United States. The Company’s customers include U.S. and, to a lesser extent, international energy producers, petrochemical, industrial, power and marine operators. Our corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and our Aransas Pass and Ingleside, Texas, each of which are held for sale.

CAUTIONARY STATEMENT
This release contains forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to such topics as oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.
We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the cyclical nature of the oil and gas industry, changes in backlog estimates, suspension or termination of projects, timing and award of new contracts, financial ability of our customers and consolidation of our customers, competitive pricing and cost overruns, entry into new line of business, ability to raise additional capital, ability to sell assets, including our South Texas yards, advancement of the SeaOne Project, ability to negotiate an amendment to the contracts to build and complete two multi-purpose service vessels, operating and financial restrictions contained in our credit agreement, credit worthiness of our customers, ability to employ skilled workers, operating dangers and limits on insurance coverage, weather conditions, competition, customer disputes, adjustment to previously reported profits under percentage-of-completion method, loss of key personnel, compliance with regulatory and environmental laws, ability to utilize navigation canals, performance of subcontractors, systems and information technology interruption or failure and data security breaches and other factors described in more detail in “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017.
Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, which we cannot control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2017	2016	2017	2017	2016
Revenue	$37,277	$55,461	$49,884	$171,022	$286,326
Cost of revenue	63,192	55,633	50,378	213,947	261,473
Gross (loss) profit	(25,915)	(172)	(494)	(42,925)	24,853
General and administrative expenses	4,860	5,037	4,370	17,800	19,670
Asset impairment	7,283	—	—	7,672	—
Operating (loss) income	(38,058)	(5,209)	(4,864)	(68,397)	5,183
Other income (expense):
Interest expense	(99)	(84)	(45)	(349)	(332)
Interest income	—	4	—	—	24
Other income (expense)	11	(358)	38	(213)	681
	(88)	(438)	(7)	(562)	373
(Loss) income before income taxes	(38,146)	(5,647)	(4,871)	(68,959)	5,556
Income taxes	(13,871)	(2,092)	(1,761)	(24,193)	2,041
Net (loss) income	$(24,275)	$(3,555)	$(3,110)	$(44,766)	$3,515
Per share data:
Basic and fully diluted (loss) earnings per share - common shareholders	$(1.63)	$(0.24)	$(0.21)	$(3.02)	$0.24
Cash dividend declared per common share	$0.01	$0.01	$0.01	$0.04	$0.04

Backlog (in thousands)

	December 31, 2017		September 30, 2017		December 31, 2016
Segment	$'s	Labor hours	$'s	Labor hours	$'s	Labor hours
Fabrication	$15,771	150	$29,554	254	$65,444	707
Shipyards	184,035	1,104	200,909	1,045	59,771	457
Services	23,181	290	21,918	265	7,757	101
Intersegment Eliminations	(370)	—	(649)	—	—	—
Total Backlog	$222,617	1,544	$251,732	1,564	$132,972	1,265

Results of Operations by Operating Segments (in thousands, except percentages)

Fabrication Division	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$15,363	$18,247	$57,880	$88,683
Gross (loss) profit	(2,157)	712	(1,941)	5,276
Gross (loss) profit percentage	(14.0)%	3.9%	(3.4)%	5.9%
General and administrative expenses	984	955	3,416	3,776
Asset impairment	6,683	—	6,683	—
Operating (loss) income	(9,824)	(243)	(12,040)	1,500

Shipyards Division	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$901	$22,949	$52,699	$109,502
Gross (loss) profit	(25,809)	(1,941)	(44,870)	7,801
Gross (loss) profit percentage	(2,864.5)%	(8.5)%	(85.1)%	7.1%
General and administrative expenses	1,091	1,208	3,926	5,426
Asset impairment	600	—	989	—
Operating (loss) income	(27,500)	(3,149)	(49,785)	2,375

Services Division	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$21,687	$15,235	$65,445	$91,414
Gross profit	2,240	1,262	4,575	12,420
Gross profit percentage	10.3%	8.3%	7.0%	13.6%
General and administrative expenses	693	852	2,701	3,314
Operating income	1,547	410	1,874	9,106

Corporate	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—
Gross loss	(189)	(205)	(689)	(644)
Gross loss percentage	n/a	n/a	n/a	n/a
General and administrative expenses	2,092	2,182	7,757	7,154
Operating loss	(2,281)	(2,387)	(8,446)	(7,798)

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2017	2016
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(44,766)	$3,515
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	12,909	25,448
Amortization of deferred revenue	(2,008)	(5,223)
Asset impairment	7,672	—
Allowance for doubtful accounts	21	493
(Gain) loss on sale of asset	224	(757)
Deferred income taxes	(23,234)	1,409
Stock-based compensation expense	2,741	3,125
Changes in operating assets and liabilities:
Contracts receivable, net	(8,319)	28,067
Contracts in progress	(1,544)	(13,984)
Advance billings on contracts	1,159	(3,197)
Accounts payable	9,354	(12,757)
Prepaid expenses and other assets	388	230
Inventory	356	6,501
Accrued contract losses	7,231	(9,108)
Deferred revenue	(4,917)	(11,656)
Deferred compensation	1,608	305
Accrued expenses	2,710	2,220
Current income taxes	(969)	(63)
Net cash provided by operating activities	$(39,384)	$14,568
Cash flows from investing activities:
Cash received in acquisition	—	3,035
Capital expenditures, net	(4,834)	(6,795)
Proceeds from insurance recoveries	1,544	—
Proceeds from the sale of equipment	2,155	6,458
Net cash provided by (used in) investing activities	(1,135)	2,698
Cash flows from financing activities:
Borrowings under the credit facility	2,000	—
Payments under the credit facility	(2,000)	—
Payment of financing costs	(150)	(122)
Tax payments made on behalf of employees from withheld, vested shares of common stock	(917)	(217)
Payments of dividends on common stock	(598)	(588)
Net cash used in financing activities	(1,665)	(927)
Net increase (decrease) in cash and cash equivalents	(42,184)	16,339
Cash and cash equivalents at beginning of period	51,167	34,828
Cash and cash equivalents at end of period	$8,983	$51,167
Supplemental cash flow information:
Interest paid	$349	$332
Income taxes paid (refunds received), net	$189	$377
Schedule of noncash financing activities
Reclassification of property, plant and equipment to assets held for sale	$109,488	$—